Exhibit 99.1

ADE Corporation Reports Continued Profitability and Strong Cash Flow in First Quarter; Company Posts Fourth Consecutive Quarter of Bookings Growth

    WESTWOOD, Mass.--(BUSINESS WIRE)--Sept. 2, 2003--ADE Corporation (NASDAQ: ADEX), a leading supplier of production metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries, today reported financial results for the first quarter of fiscal 2004 ended July 31, 2003.
    ADE President and Chief Executive Officer Dr. Chris L. Koliopoulos noted, "ADE got off to a strong start in fiscal 2004 as we capitalized on increasing demand for our metrology and inspection tools, generated profits for the third consecutive quarter and significantly bolstered our balance sheet by increasing cash and reducing debt. Each of these accomplishments resulted from our concerted effort to make ADE as strong financially as it is technologically."
    ADE reported revenues of $19.1 million for the first quarter of fiscal 2004. This compares with $14.7 million for the first quarter of fiscal 2003 and $20.0 million for the fourth quarter of fiscal 2003. ADE's net income for the first quarter of fiscal 2004 was $1.8 million, or $0.13 per diluted share, with 13.8 million weighted average shares outstanding. First quarter fiscal 2004 net income included approximately $400,000 in severance charges as well as $1.7 million of income from the gain in the sale of a portion of the Company's 50% ownership in Japan ADE, Ltd. (JAL) to its joint venture partner, Kanematsu Electronics, Ltd. This first-quarter income compares with a net loss of $5.8 million, or $0.42 per share, with
13.7 million weighted average shares outstanding, for the first quarter of fiscal 2003. This also compares with net income of $0.2 million, or $0.02 per diluted share, with 13.7 million weighted average shares outstanding, for the fourth quarter of fiscal 2003.
    Backlog increased to $27.4 million on July 31, 2003 compared with $25.1 million on April 30, 2003. Cash and cash equivalents totaled $33.0 million at July 31, 2003. This compares with $21.5 million in cash and cash equivalents at April 30, 2003. ADE increased its cash by generating operating profits, while also completing the aforementioned JAL transaction and the sale and leaseback of the Company's Westwood, Massachusetts headquarters. Notably during the first quarter, the Company also retired approximately $6.3 million of its $10.1 million in industrial development bonds used in financing its three manufacturing facilities.
    "As 300mm wafer capacity increases due to the expansion of 300mm device fabs, a number of our tools -- including NanoMapper, AFS and WaferSight -- have become essential tools for wafer makers, and we received multiple orders for our 300mm products in the first quarter," Dr. Koliopoulos said.
    "ADE has improved its financial position continuously over the past several quarters, and we are clearly in better shape today than we have been in years," stated ADE Chief Financial Officer Brian James. "We are consistently generating profits, our gross margins are solid, and we have the cash necessary to execute our growth strategy. The sequential increase in new orders again this quarter speaks well to our market position and our ability to benefit from an industry upturn."

    Looking Ahead

    "The latest industry research suggests that the wafer and device markets are now at the beginning of an upturn," Dr. Koliopoulos said. "At ADE, we have taken the steps necessary to capitalize on this growing demand. We have lowered our cost structure, greatly improved our operating efficiency and rolled out an advanced suite of metrology and inspection products. At the same time, we have increased our liquidity and continued to invest in our next generation of technologies for the wafer, device and data storage markets. This provides us with great confidence in ADE's near- and long-term financial success."
    The Company anticipates that revenues for the second quarter of fiscal 2004 will be at or slightly above those reported in the first quarter of fiscal 2004. Excluding the first-quarter gain derived from the JAL transaction, ADE also expects that its net income will increase sequentially.

    Conference Call Reminder

    ADE will host a conference call to discuss the Company's first quarter fiscal 2004 financial results on Wednesday, September 3, 2003 at 8:30 a.m. (ET). To participate in the webcast, please visit the "Investor Relations" section of the ADE website, located at http://www.ade.com, fifteen minutes prior to the start of the conference call.

    About ADE Corporation

    ADE Corporation is a leading supplier of metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. The Company's systems analyze and report product quality at critical manufacturing steps for yield enhancement, providing quality certification data that is relied upon by semiconductor wafer, device and computer disk manufacturers. The Company's systems also are used for production measurements in the semiconductor chip fabrication process. To learn more about ADE, visit the Company's Web site at www.ade.com.

    Safe Harbor

    This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, beliefs, assumptions and anticipations should be considered forward-looking statements. These statements include, but are not limited to, those associated with expected demand in the wafer, device and data storage markets as well as the Company's ability to capitalize on this demand; and the Company's financial performance for the second quarter of fiscal 2004 and full year 2004. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of its product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's ability to increase gross margins, its visibility; and the effects of the real estate market on the Company's property initiatives. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2003.

    Attached are the Company's condensed consolidated statements of operations and balance sheets.


                            ADE CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (In thousands, except per share amounts)

                                                   Three months ended
                                                         July 31
                                                     2003       2002

Revenue                                           $19,066    $14,740
Cost of revenue                                    10,532      8,942
Gross profit                                        8,534      5,798
Operating expenses:
   Research and development                         3,697      4,844
   Marketing and sales                              2,005      2,800
   General and administrative                       2,165      2,853
   Restructuring charges                              393        877
Total operating expenses                            8,260     11,374
Income (loss) from operations                         274     (5,576)
Gain on sale of long-term investment                1,729          -
Interest and other income (expense), net             (162)      (119)
Income (loss) before provision for income taxes
 and equity in net earnings (loss) of affiliated
 companies                                          1,841     (5,695)
Provision for income taxes                             88         22
Income (loss) before equity in net earnings
 (loss) of affiliated companies                     1,753     (5,717)
Equity in net earnings (loss) of affiliated
 companies                                             48        (64)
Net income (loss)                                  $1,801    $(5,781)

Basic earnings (loss) per share                     $0.13     $(0.42)
Diluted earnings (loss) per share                   $0.13     $(0.42)

Weighted average shares outstanding - basic        13,768     13,679
Weighted average shares outstanding - diluted      13,827     13,679


                            ADE CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                                 July 31,   April 30,
                                                   2003        2003

Assets
Cash and cash equivalents                        $32,982     $21,476
Marketable securities                              1,706       1,060
Accounts receivable, net                          11,661      13,385
Inventories                                       29,283      29,349
Other current assets                               1,198       1,046
    Total current assets                          76,830      66,316

Fixed assets, net                                 12,039      20,923
Investments                                          500       3,724
Restricted cash                                    1,054       3,157
Other assets                                       6,755       6,996
     Total assets                                $97,178    $101,116

Liabilities and Stockholders' Equity
Total current liabilities                        $13,825     $16,237
Deferred gain on sale-leaseback                    1,694           -
Long-term debt                                     3,735      10,082
Total stockholders' equity                        77,924      74,797
     Total liabilities and stockholders' equity  $97,178    $101,116

    CONTACT: ADE Corporation
             Brian James, 781-467-3500